Exhibit 23.1

CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS
We have issued our report dated May 10, 2022, with respect to the consolidated financial statements of Stratus Technologies Bermuda Ltd. for the year ended February 27, 2022, included in the Current Report of SMART Global Holdings, Inc. on Form 8-K/A dated November 4, 2022. We consent to the incorporation by reference of said report in the Registration Statements of SMART Global Holdings, Inc. on Forms S-3 (File No. 333-227451) and on Forms S-8 (File No. 333-218605, 333-221534, 333-223880, 333-227449, 333-230578, 333-234541, 333-249619, 333-253064, 333-257724 and 333-264150).

/s/ GRANT THORNTON LLP
Boston, Massachusetts
November 4, 2022